EXHIBIT 99.1

Oil States Announces Second Quarter Earnings of $0.71 Per Share

HOUSTON, Aug. 3, 2010 (GLOBE NEWSWIRE) -- Today, Oil States International, Inc. (NYSE:OIS) reported net income for the quarter ended June 30, 2010 of $37.5 million, or $0.71 per diluted share. Second quarter 2010 net income increased 78% over second quarter 2009 net income of $21.0 million, or $0.42 per diluted share, which excludes the $94.5 million goodwill impairment charge ($1.70 per diluted share after taxes) taken in June 2009.

The Company generated $594.5 million and $88.1 million of revenues and EBITDA, respectively, during the current quarter compared to revenue of $456.3 million and Adjusted EBITDA of $60.2 million in the second quarter of 2009 (EBITDA defined as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the goodwill impairment charges.).(A)  The significant year-over-year growth in revenues and EBITDA was primarily due to increases in North American drilling and completion activity which had a positive impact on Well Site Services and Tubular Services as well as increased room capacity and earnings from the Company's oil sands accommodations. Consolidated operating income in the second quarter of 2010 was $57.8 million compared to $31.3 million for the corresponding quarter of 2009, excluding the goodwill impairment charge taken in the rental tool business during the second quarter of 2009.

"We benefited from the recovery in North American drilling and completion activity over the period. We also generated strong year-over-year growth in earnings as we continued to profitably expand our oil sands accommodations business," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer. "Our drilling, rental tools and tubular services businesses generated significantly improved results primarily due to the 61% year-over-year increase in the U.S. rig count. Despite lower year-over-year revenues and backlog, our Offshore Products segment generated strong margins during the current quarter due to strong project execution and a favorable product and service mix."

Mrs. Taylor continued, "As we look towards the second half of 2010, we expect our oil sands accommodations business to continue to grow with planned capacity increases at our Wapasu Creek and Conklin lodges. Given our recent bidding activity, we see the potential to grow our Offshore Products backlog over the next six months as international deepwater activity remains strong. However, the Gulf of Mexico deepwater moratorium could cause continued delays in deepwater award activity domestically."

The Company recognized an effective tax rate of 30.6% in the second quarter of 2010 compared to a 5.0% tax benefit in the second quarter of 2009. The tax benefit in the second quarter of 2009 was attributable to losses reported in the quarter and was adversely impacted by a significant amount of the goodwill impairment charges which were non-deductible for tax purposes. Excluding the goodwill impairment, the effective tax rate for the second quarter of 2009 would have approximated 24.0%. The higher tax rate in the second quarter of 2010 is primarily related to an increased proportion of domestic earnings which are taxed at higher statutory rates.

The Company spent $38.9 million in capital expenditures during the second quarter of 2010 primarily related to the accommodations segment. The Company currently expects to spend approximately $219 million in capital expenditures during the full year of 2010, primarily to expand its Canadian oil sands accommodations.

For the first half of 2010, the Company reported revenues of $1.1 billion, EBITDA of $179.6 and $77.7 million of net income, or $1.49 per diluted share. For the first half of 2009, the Company reported revenues of $1.1 billion and EBITDA of $79.1 million which resulted in a $7.4 million net loss, or $0.15 per diluted share. Excluding the goodwill impairment charge taken in the June 2009, the Company would have reported $173.7 million of Adjusted EBITDA and $77.1 million of net income, or $1.55 per diluted share.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the second quarter of 2010 to the results from the second quarter of 2009. In order to present a more meaningful comparison of the Company's operating results, the second quarter 2009 results exclude the goodwill impairment charge.)

Accommodations

Accommodations generated revenues of $122.0 million and EBITDA of $41.5 million for the second quarter of 2010 compared to revenues and EBITDA of $88.4 million and $34.8 million, respectively, in the second quarter of 2009. Accommodations revenues increased 38% and EBITDA increased 19% year-over-year due to increased capacity and improved occupancy levels at the oil sands lodges coupled with the stronger Canadian dollar which appreciated approximately 14% year-over-year relative to the U.S. dollar. These year-over-year increases were partially offset by reduced minimum guarantees in the oil sands lodges, lower manufacturing sales and decreased mobile camp revenues and margins.

Well Site Services

Well Site Services, consisting of rental tools and drilling services, generated revenues of $113.3 million and EBITDA of $26.0 million in the second quarter of 2010 compared to revenues and Adjusted EBITDA of $64.5 million and $5.8 million, respectively, in the second quarter of 2009 excluding the rental tool goodwill impairment. The year-over-year revenue and EBITDA growth of 76% and 344%, respectively, was primarily due to year-over-year increases in activity and margins from the Company's rental tool business.

Rental tools generated $79.1 million and $20.8 million of revenues and EBITDA, respectively, in the second quarter of 2010 compared to revenues of $53.6 million and Adjusted EBITDA of $5.7 million in the second quarter of 2009, excluding the goodwill impairment charges. These year-over-year improvements were primarily due to increased U.S. drilling and completion activity, particularly in the key shale play regions such as the Marcellus, Bakken and Eagle Ford regions, as well as a recovery in activity in the Barnett shale region. In addition, the rental tools group benefited from improved product mix, better fixed cost absorption and improved pricing in some regions.

Drilling services generated revenues and EBITDA of $34.1 million and $5.2 million, respectively, in the second quarter of 2010 compared to $10.9 million of revenues and EBITDA of $0.2 million in the second quarter 2009. The year-over-year increase in revenues and EBITDA was due to an overall increase in rig utilization to 73% in the second quarter of 2010 from a low level of 21% realized in the second quarter of 2009. The positive utilization impact helped absorb fixed costs allowing for improved daily cash margin year-over-year.

Offshore Products

The Offshore Products segment generated revenues and EBITDA of $106.0 million and $18.9 million, respectively, in the second quarter of 2010 compared to $122.5 million of revenues and $20.3 million in EBITDA in the second quarter of 2009. Revenues declined year-over-year at Offshore Products as a result of lower subsea products shipments with the completion of an order for the Block 15 project in West Africa during the fourth quarter of 2009 and generally due to a lower year over year backlog. Margins in Offshore Products improved year-over-year primarily due to a favorable foreign exchange gain variance of $1.5 million year-over-year coupled with strong revenues from higher margin drilling related products. Backlog totaled $215.7 million at June 30, 2010 which was down 2% from $220.6 million reported as of March 31, 2010 but up 5% from $206.3 million reported as of December 31, 2009.

Tubular Services

Tubular Services generated revenues of $253.3 million and EBITDA of $9.7 million during the second quarter of 2010 compared to revenues of $180.9 million and EBITDA of $6.8 million in the second quarter of 2009. Tubular Services' OCTG shipments were up 93% year-over-year with 134,900 tons shipped in the second quarter of 2010 compared to 69,900 tons shipped in the second quarter of 2009. Volumes were up substantially year-over-year due to a 61% year-over-year increase U.S. drilling activity. Sales volumes in 2009 were negatively impacted by lower rig count levels and the significant over supply of OCTG industry inventory during 2009. Gross margin as a percent of revenues declined modestly to 5.2% in the second quarter of 2010 from 5.3% in the second quarter of 2009 as revenue per ton decreased 27% year-over-year as the industry absorbed the significant over supply of OCTG in the U.S. market over the past twelve months. The Company's OCTG inventory at June 30, 2010 was essentially flat sequentially at $310.4 million.

Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading supplier of a broad range of services to the oil and gas industry, including remote site accommodations, production-related rental tools, oil country tubular goods distribution and land drilling services as well as a leading manufacturer of products for deepwater production facilities and subsea pipelines. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2009 filed by Oil States with the SEC on February 22, 2010.

Oil States International, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues	$594,532	$456,334	$1,126,877	$1,123,433
Costs and expenses:
Cost of sales and services	469,482	361,692	875,992	881,902
Selling, general and administrative expenses	37,183	33,768	72,336	68,413
Depreciation and amortization expense	30,600	28,647	61,678	56,670
Impairment of goodwill	--	94,528	--	94,528
Other operating expense /(income)	(486)	935	(687)	258
Operating income / (loss)	57,753	(63,236)	117,558	21,662

Interest expense	(3,500)	(3,856)	(6,971)	(8,101)
Interest income	103	4	181	323
Equity in earnings of unconsolidated affiliates	34	475	64	934
Other income / (expense)	(192)	(59)	570	103
Income / (loss) before income taxes	54,198	(66,672)	111,402	14,921
Income tax (expense)/benefit	(16,590)	3,303	(33,379)	(22,044)
Net income / (loss)	37,608	(63,369)	78,023	(7,123)
Less: Net income attributable to noncontrolling interest	131	117	303	235
Net income / (loss) attributable to Oil States International, Inc.	$37,477	($63,486)	$77,720	($7,358)

Net income / (loss) per share
Basic	$0.75	($1.28)	$1.55	($0.15)
Diluted	$0.71	($1.28)	$1.49	($0.15)

Weighted average number of common shares outstanding
Basic	50,146	49,581	50,021	49,549
Diluted	52,455	49,581	52,188	49,549

Oil States International, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30, 2010	March 31, 2010	December 31, 2009
Assets	(unaudited)	(unaudited)
Current assets
Cash and cash equivalents	$102,948	$77,326	$89,742
Accounts receivable, net	383,309	396,841	385,816
Inventories, net	471,719	471,306	423,077
Prepaid expenses and other current assets	24,470	16,020	26,933
Total current assets	982,446	961,493	925,568
Property, plant and equipment, net	758,644	764,467	749,601
Goodwill, net	217,737	219,779	218,740
Investments in unconsolidated affiliates	5,226	5,195	5,164
Other non-current assets	30,960	32,162	33,313

Total assets	$1,995,013	$1,983,096	$1,932,386

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$233,974	$218,263	$208,541
Income taxes	3,771	4,706	14,419
Current portion of long-term debt (B)	159,874	158,069	464
Deferred revenue	58,763	72,811	87,412
Other current liabilities	3,115	4,557	4,387
Total current liabilities	459,497	458,406	315,223
Long-term debt (C)	8,012	14,998	164,074
Deferred income taxes	54,816	54,316	55,332
Other noncurrent liabilities	14,863	15,806	15,691
Total liabilities	537,188	543,526	550,320

Stockholders' equity
Common stock	535	534	531
Additional paid-in capital	483,546	478,234	468,428
Retained earnings	1,037,835	1,000,358	960,115
Accumulated other comprehensive income	28,912	52,700	44,115
Treasury stock	(93,702)	(93,289)	(92,341)
Total stockholders' equity	1,457,126	1,438,537	1,380,848

Noncontrolling interest	699	1,033	1,218
Total equity	1,457,825	1,439,570	1,382,066

Total liabilities and equity	$1,995,013	$1,983,096	$1,932,386

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues
Rental tools	$79,119	$53,629	$146,622	$125,354
Drilling and other	34,137	10,861	64,538	28,145

Well site services	113,256	64,490	211,160	153,499
Accommodations	121,956	88,400	267,489	230,232
Offshore products	106,005	122,511	208,998	250,510
Tubular services	253,315	180,933	439,230	489,192
Total revenues	$594,532	$456,334	$1,126,877	$1,123,433

Adjusted EBITDA (A) (D)
Rental tools (D)	$20,799	$5,674	$35,690	$19,267
Drilling and other	5,155	171	10,539	3,158

Well site services (D)	25,954	5,845	46,229	22,425
Accommodations	41,546	34,809	99,326	91,525
Offshore products	18,900	20,267	34,350	44,204
Tubular services	9,741	6,777	16,352	30,443
Corporate and eliminations	(8,077)	(7,460)	(16,690)	(14,935)
Total Adjusted EBITDA (D)	$88,064	$60,238	$179,567	$173,662

Adjusted operating income / (loss) (D)
Rental tools (D)	$10,395	($4,084)	$14,772	($439)
Drilling and other	(1,070)	(6,313)	(3,052)	(9,808)

Well site services (D)	9,325	(10,397)	11,720	(10,247)
Accommodations	31,300	25,770	78,668	74,014
Offshore products	16,087	17,548	28,708	38,734
Tubular services	9,297	5,967	15,512	28,878
Corporate and eliminations	(8,256)	(7,596)	(17,050)	(15,189)
Total adjusted operating income (D)	$57,753	$31,292	$117,558	$116,190

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)
	Three Months Ended June 30,
	2010	2009

Supplemental operating data
Land drilling operating statistics
Average rigs available	36	36
Utilization	73.3%	21.3%
Implied day rate ($ in thousands per day)	$14.2	$15.5
Implied daily cash margin ($ in thousands per day)	$2.4	$1.3

Offshore products backlog ($ in millions)	$215.7	$302.8

Tubular services operating data
Shipments (tons in thousands)	134.9	69.9
Quarter end inventory ($ in thousands)	$310,431	$296,222

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as one of its benchmarks for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles:

Oil States International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income / (loss)	$37,477	($63,486)	$77,720	($7,358)
Income tax provision	16,590	(3,303)	33,379	22,044
Depreciation and amortization	30,600	28,647	61,678	56,670
Interest income	(103)	(4)	(181)	(323)
Interest expense	3,500	3,856	6,971	8,101
EBITDA	$88,064	($34,290)	$179,567	$79,134

(B) As of March 31, 2010 and as of June 30, 2010, the Company's 2 3/8% Contingent Convertible Senior Notes, net of unamortized discount, were classified as a current liability because certain contingent conversion thresholds based on the Company's stock price were met at that date.

(C)   As of June 30, 2010, the Company had approximately $477.3 million available under its revolving credit facility.

(D)   The rental tools, well site services and consolidated EBITDA and operating income for three months and six months ended June 30, 2009 exclude $94.5 million goodwill impairment charge taken in the second quarter of 2009. Adjusted EBITDA and Adjusted operating income are presented to provide a more meaningful comparison of the earnings of the business lines excluding the goodwill impairment charges which are considered to be infrequently occurring.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
EBITDA	$88,064	($34,290)	$179,567	$79,134
Goodwill impairment	--	94,528	--	94,528
Adjusted EBITDA	$88,064	$60,238	$179,567	$173,662

Operating income / (loss)	$57,753	($63,236)	$117,558	$21,662
Goodwill impairment	--	94,528	--	94,528
Adjusted Operating Income	$57,753	$31,292	$117,558	$116,190
CONTACT:  Oil States International, Inc.
          Bradley J. Dodson
          713-652-0582